UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2007

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-15577	84-1339282
(Commission File Number)	(IRS Employer Identification No.)

1801 California Street, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 992-1400
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) and (d). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on June 8, 2007, Richard C. Notebaert informed the Board of Directors (the “Board”) of Qwest Communications International Inc. (“Qwest” or the “Company” or “we” or “us” or “our”) of his decision to retire from his positions as Chairman and Chief Executive Officer upon the selection of a successor.  On August 10, 2007, the Board appointed Edward A. Mueller, 60, as a director and to the positions of Chairman of the Board and Chief Executive Officer.  The Board also appointed Mr. Mueller as Chairman of the Executive Committee of the Board.

Mr. Mueller has served as Chairman of the Board of VeriSign, Inc., a provider of digital infrastructure, since May 2007 and has been a member of the board of directors of VeriSign since March 2005.  Mr. Mueller also serves as a board member of The Clorox Company and GSC Acquisition Company.  Mr. Mueller served as the chief executive officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 2003 until 2006, and served as a director of Williams-Sonoma from 1999 until 2007.  Prior to joining Williams-Sonoma as chief executive officer, Mr. Mueller served as president and chief executive officer of Ameritech, a telecommunications company, from 2000 to 2002; as president of SBC International Operations, a telecommunications company, from 1999 to 2000; and as president and chief executive officer of Pacific Bell, a telecommunications company, from 1997 to 1999.  Mr. Mueller joined the SBC organization in 1968, and held other executive level positions in the company, including president and chief executive officer of Southwestern Bell Telephone.  Mr. Mueller holds a B.S. degree in civil engineering from the University of Missouri and an executive masters degree in business administration from Washington University.

We entered into an employment agreement and an agreement for equity compensation with Mr. Mueller on August 10, 2007.  The employment agreement has an initial term of 3 years and automatically renews for one year terms thereafter unless either party provides notice of cancellation.  Under the employment agreement, Mr. Mueller will receive an annual base salary of $1,200,000 and a target bonus percentage of 200%.  The Compensation and Human Resources Committee my increase Mr. Mueller’s annual base salary and target bonus percentage following at least annual reviews.  For 2007, Mr. Mueller will receive a guaranteed minimum bonus of approximately $947,000.  The Compensation and Human Resources Committee may increase this amount in its discretion.

We granted the following equity awards (the “Awards”) to Mr. Mueller on August 10, 2007: (i) a non-qualified option to purchase 2,083,000 shares of our common stock at an exercise price equal to $8.37; and (ii) a restricted stock award of 896,000 shares. Each of the Awards will be granted under our Equity Incentive Plan and will vest generally as follows:

•                  The Awards will vest on August 10, 2010 if Mr. Mueller is employed by us on that date and if the average closing price of our common stock equals or exceeds the then applicable Share Price Target for any period of 90 consecutive trading days beginning on or after August 10, 2007.  The “Share Price Target” is originally $11.50 and will be adjusted downward for any dividends paid on our common stock and adjusted appropriately for any capital structure changes. If the Awards have not vested by August 10, 2010 and Mr. Mueller is employed by us on that date, the Awards will vest on August 10, 2011 if Mr. Mueller is employed by us on that date and if at any time prior to August 10, 2011 the average closing price of our common stock equals or exceeds the then applicable Share Price Target for any period of 90 consecutive trading days.  The Share Price Target after August 10, 2010 shall be $12.65 and will be adjusted downward for any dividends paid on our common stock after August 10, 2007 and adjusted appropriately for any capital structure changes.

•                  The Awards will fully vest prior to August 10, 2011 upon death, disability, termination of employment by Mr. Mueller for good reason or termination of employment by us without cause if either the 90-day performance condition with respect to Share Price Target has theretofore been satisfied or the average closing price of our common stock equals or exceeds the then applicable Share Price Target for a period of 22 or more consecutive trading days during the 30 consecutive trading days immediately prior to the date of death, disability or such termination of employment.

•                  The Awards will fully vest prior to August 10, 2011, and remain exercisable for their remaining term, upon the closing of a merger, consolidation, asset sale, or similar transaction in which Qwest is not the surviving entity or in which Qwest is the surviving entity and Mr. Mueller is not offered the continued position of chief executive officer.

To the extent not previously vested, the Awards will be immediately forfeited upon the earlier of a termination of employment for any reason (unless the termination results in full vesting of the Awards) or August 10, 2011.

Mr. Mueller will receive an annual flexible benefit payment of $75,000.  This is a cash payment made at the beginning of each year in lieu of the various perquisites commonly paid to executives.   In addition, Mr. Mueller is entitled to reimbursement for:

•                  up to $40,000 in expenses relating to the negotiation of his employment agreement;

•                  moving expenses relating to his relocation to Denver, including travel and temporary housing expenses and an amount sufficient  to cover any taxes to which he may be subject as a result of such reimbursement; and

•                  costs for the installation and maintenance of a home security system.

If Mr. Mueller is unable to sell his current principal residence on or before March 31, 2008 at its then prevailing value, the Company shall purchase such residence or cause such residence to be purchased pursuant to its relocation policy.

Mr. Mueller must use our corporate aircraft for all of his travel, whether business or personal.  This use must be reasonable and is subject to review by the Compensation and Human Resources Committee.  Mr. Mueller’s spouse or other family members may accompany him on any flights.  The Company shall impute income to Mr. Mueller for his and his spouse’s personal use of our corporate aircraft.  The Company and Mr. Mueller have entered into an aircraft timesharing agreement pursuant to which Mr. Mueller must reimburse the Company for any personal use of our corporate aircraft by other family members.  Any such reimbursement will be based on the direct operating costs of such aircraft as calculated under federal aviation regulations.

Mr. Mueller is entitled to the following severance benefits:

•                  Prior to August 10, 2008, if we terminate Mr. Mueller’s employment without cause, or he terminates his employment for good reason, we will pay him (i) an amount equal to his annual base salary, payable over a 12-month period and (ii) a lump-sum amount equal to his target annual bonus, payable in March of the year following his termination.

•                  On or after August 10, 2008, if we terminate Mr. Mueller’s employment without cause, or he terminates his employment for good reason, we will pay him (i) an amount equal to twice his annual base salary, payable over a 24-month period and (ii) two lump-sum amounts, each equal to his target annual bonus, the first of which will be payable in March of the year following his termination and the second of which will be payable in March of the second year following his termination.

•                  If we terminate Mr. Mueller’s employment without cause, or he terminates his employment for good reason, within 2 years following a change in control, we will pay him a lump-sum amount equal to 2.99 times his annual base salary, plus 2.99 times his target annual bonus.

If Mr. Mueller’s employment is terminated without cause, or he terminates his employment for good reason, we will also pay his premiums for continuing health care coverage under COBRA for up to 18 months.

For purposes of facilitating the transition of the Chairman and Chief Executive Officer positions, the Compensation and Human Resources Committee and Mr. Notebaert agreed on August 10, 2007 that Mr. Notebaert would remain an executive employee of Qwest Services Corporation, under his existing compensation arrangements, for a period of five calendar days following Mr. Mueller’s appointment as Chairman and Chief Executive Officer.  The Compensation and Human Resources Committee also approved, on the same date, an amendment to Mr. Notebaert’s employment agreement (the “Amendment”) in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.  The Amendment provides that, among other things, the payment or provision of certain benefits to Mr. Notebaert will not be made before six months after his separation from service.

The foregoing descriptions of our agreements with Messrs. Mueller and Notebaert do not purport to be complete and are qualified in their entirety by reference to the text of the agreements attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Form of Employment Agreement, dated August 10, 2007, by and between Edward A. Mueller and Qwest Communications International Inc.

Exhibit 10.2	Form of Equity Agreement, dated August 10, 2007, by and between Edward A. Mueller and Qwest Communications International Inc.

Exhibit 10.3	Form of Amendment to Amended and Restated Employment Agreement, dated as of August 13, 2007, by and between Richard C. Notebaert and Qwest Services Corporation.

Exhibit 99.1	Press Release dated August 13, 2007

Forward Looking Statements Warning

This filing may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this filing is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this filing should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This filing may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this filing, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QWEST COMMUNICATIONS INTERNATIONAL INC.

DATE: August 13, 2007	By:	/s/ STEPHEN E. BRILZ
		Name:	Stephen E. Brilz
		Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Form of Employment Agreement, dated August 10, 2007, by and between Edward A. Mueller and Qwest Communications International Inc.

Exhibit 10.2	Form of Equity Agreement, dated August 10, 2007, by and between Edward A. Mueller and Qwest Communications International Inc.

Exhibit 10.3	Form of Amendment to Amended and Restated Employment Agreement, dated as of August 13, 2007, by and between Richard C. Notebaert and Qwest Services Corporation.

Exhibit 99.1	Press Release dated August 13, 2007.